Exhibit 99


        SHONEY'S, INC. COMPLETES SALE OF DISTRIBUTION OPERATIONS

NASHVILLE, Tenn., June 12 /PRNewswire/ -- Shoney's, Inc. (OTC Bulletin Board:
SHOY) announced today it has completed the sale of its wholly owned subsidiary, Commissary Operations, Inc. ("COI") to COI Acquisition Company, a Tennessee corporation owned in part by members of COI's senior management. The company previously had announced the execution of a definitive agreement with respect to this transaction on May 25.

Shoney's, Inc. is headquartered in Nashville, Tennessee. As of May 13, 2001, Shoney's, Inc. owned, operated and franchised 998 restaurants in 27 states, including 590 Company-owned and 408 franchised restaurants, under the names Shoney's Restaurants and Captain D's Seafood Restaurants. Shoney's, Inc. is traded on the OTC Bulletin Board under the symbol "SHOY."